Exhibit D

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 1, 2023, is entered into by and between The Arena Group Holdings, Inc., a Delaware corporation (the “Company”), and Simplify Inventions, LLC, a Delaware limited liability company (“Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, on November 5, 2023, Stockholder, Bridge Media Networks, LLC, a Michigan limited liability company and a wholly owned subsidiary of Simplify (“Bridge Media”), New Arena Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Arena (“Newco” and, following the consummation of the Mergers, “New Arena”), Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 1”), and Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 2”), entered into a Business Combination Agreement, as amended by that certain Amendment No. 1 to Business Combination Agreement, dated as of the date hereof (as the same may be further amended from time to time, the “Business Combination Agreement”), pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Transactions”), (i) Bridge Media will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company and a direct wholly owned subsidiary of Newco (the “Bridge Media Merger”), (ii) Merger Sub 2 will merge with and into the Company, with the Company as the surviving company and a direct wholly owned subsidiary of Newco (the “Arena Merger” and, together with the Bridge Media Merger, the “Mergers”), (iii) each share of the Company’s common stock (“Common Stock”) issued and outstanding immediately prior to the effective time of the Arena Merger (other than shares of Common Stock held in treasury by the Company that is not held on behalf of a third party) will automatically be converted into the right to receive one share of common stock of Newco (“New Arena Common Stock”) and (iv) all of the membership interests of Bridge Media issued immediately prior to the effective time of the Bridge Media Merger will automatically be converted into the right of Simplify to receive 41,541,482 shares of New Arena Common Stock, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, concurrently with the execution hereof, Stockholder is acquiring (i) an aggregate of 9,408,115 shares of Common Stock from each of BRF Investments, LLC (“BRF Investments”), B. Riley Securities, Inc. (“B. Riley Securities”), B. Riley Principal Investments, LLC (“B. Riley Principal Investments”), BRC Partners Opportunity Fund, LP, 272 Capital Master Fund Ltd., Bryant and Carleen Riley JTWROS, Bryant Riley C/F Abigail Riley UTMA CA, Bryant Riley C/F Charlie Riley UTMA CA, Bryant Riley C/F Susan Riley UTMA CA and Bryant Riley C/F Eloise Riley UTMA CA (such acquisition, the “B. Riley Stock Transfer”) and (ii) an aggregate of 1,104,121 shares of Common Stock from each of Boothbay Absolute Return Strategies, LP, Boothbay Diversified Alpha Master Fund, LP, Survivor’s Trust under the Riley Family Trust and Todd Sims (such acquisition, the “Non-B. Riley Stock Transfer” and, together with the B. Riley Stock Transfer, collectively, the “Stock Transfers”) such that, as of the date hereof, Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of an aggregate of 10,512,236 shares of Common Stock (such shares, together with any shares of Common Stock or other voting equity securities of the Company that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by Stockholder prior to the valid termination of this Agreement, being referred to herein as the “Subject Shares”);

WHEREAS, in connection with the Letter of Intent and prior to the execution and delivery of the Business Combination Agreement, the Company and each of BRF Investments, B. Riley Securities, B. Riley Principal Investments, Bryant R. Riley and B. Riley Asset Management LLC (collectively, the “B. Riley Voting Agreement Parties”) entered into those certain Voting and Support Agreements, each dated as of August 14, 2023 (collectively, the “B. Riley Voting and Support Agreements”);

WHEREAS, in connection with the Stock Transfers, the Company and each of the B. Riley Voting Agreement Parties entered into those certain termination agreements, each dated as of the date hereof, pursuant to which the B. Riley Voting and Support Agreements shall be terminated, conditioned upon, and effective immediately prior to, the consummation of the closing of the Stock Transfers; and

WHEREAS, as a condition to the willingness of the Company to consent to the Stock Transfers, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Agreement to Vote and Approve. Stockholder agrees that it shall, and shall cause any other holder of record of any Subject Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company is sought (a) when a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present for the purpose of establishing a quorum; and (b) vote (or cause to be voted, including by proxy or by delivering a written consent) the Subject Shares (i) in favor of (A) the Transactions including, but not limited to, the issuance of an aggregate 46,541,482 shares of New Arena Common Stock pursuant to the Mergers and Common Stock Financing and certain shares of New Arena Common Stock pursuant to an “equity line of credit” to be provided by Simplify to New Arena (the “Stock Issuance Proposal”) and the resultant change in control of the Company (the “Change in Control Proposal”), and (B) any proposal to adjourn or postpone any such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt both the Stock Issuance Proposal and the Change in Control Proposal; and (ii) against any other proposal, action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect. Stockholder agrees to waive, and to not exercise, any appraisal rights that may be available under Delaware Law with respect to the Transactions. Any attempt by Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Subject Shares in contravention of this Section 1 shall be null and void ab initio. Except as set forth in this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

2. No Transfer. Except in accordance with the terms of this Agreement and the Business Combination Agreement, Stockholder hereby covenants and agrees that during the term of this Agreement, Stockholder will not (a) sell, transfer, pledge, encumber, assign, tender, exchange, hedge, short sell or otherwise dispose of (“Transfer”) any of the Subject Shares, (b) enter into any legally binding contract, option or other arrangement or undertaking providing for the Transfer of any Subject Shares, (c) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (d) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of materially preventing or disabling Stockholder from performing its obligations under this Agreement. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to Applicable Law, take and hold the Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.

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3. Effectiveness of Agreement; Termination. This Agreement shall terminate automatically, without any notice or other action by any person, entity or organization upon the first to occur of (i) the valid termination of the Business Combination Agreement in accordance with its terms without the consummation of the Transactions, (ii) the Arena Effective Time and (iii) the mutual written consent of the Company and Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that nothing set forth in this Section 3 shall relieve any party from liability for fraud or any breach of this Agreement prior to termination hereof; and provided, further, that the provisions of this Section 3 and Sections 5 through 15 hereof, inclusive, shall survive any termination of this Agreement.

4. Representations and Warranties. Stockholder represents and warrants to the Company that:

(a) Existence, Power; Binding Agreement. Stockholder is validly existing and in good standing under the laws of the jurisdiction of its formation. Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Applicable Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of NYSE, (i) no consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority or other Person is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) conflict with or violate any provision of its certificate of formation or operating agreement (or similar organizational documents), (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of Stockholder pursuant to any contract or agreement to which it is a party or by which Stockholder or any of its properties or assets are bound or affected or (C) violate any law, judgment, order or decree applicable to Stockholder or any of its properties or assets, except in the case of (B) or (C) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

(c) Ownership. As of the date hereof, Stockholder is the record and beneficial owner of, and has good and valid title to, an aggregate of 10,512,236 shares of Common Stock (“Current Owned Common Stock”). As of the date hereof, Stockholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Current Owned Common Stock. Except as disclosed in the Company’s most recent proxy statement filed with the SEC, as of the date hereof, Stockholder does not own any options, equity awards, warrants, or equity interests or shares of the Company other than the Current Owned Common Stock.

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(d) No Inconsistent Agreements. Stockholder (i) has not entered into any voting agreement or voting trust with respect to the Subject Shares, (ii) has not granted a proxy or power of attorney with respect to the Subject Shares that is inconsistent with its obligations pursuant to this Agreement and (iii) has not entered into any agreement or undertaking that is otherwise inconsistent with its obligations pursuant to this Agreement.

5. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand (with a written or electronic confirmation of delivery) or by email transmission, in each case to the intended recipient as set forth on the signature pages to this Agreement. Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address, email address, or fax number through a notice given in accordance with this Section 5, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 5 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.

6. Business Combination Agreement. Notwithstanding anything in this Agreement to the contrary, (a) Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Shares and (b) nothing herein will be construed to limit or affect any action or inaction by such Stockholder (or its affiliates, associates or representatives) in such Stockholder’s capacity as Simplify under the Business Combination Agreement.

7. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8. Entire Agreement; Assignment. This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) the Company, in the case of an assignment by Stockholder and (b) Stockholder, in the case of an assignment by the Company; provided that the Company may assign any of its rights and obligations to any direct or indirect Subsidiary of the Company, but no such assignment shall relieve the Company of its obligations hereunder.

9. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

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10. Governing Law; Consent to Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles that would result in the application of the laws of another jurisdiction.

(b) Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts.

(c) To the fullest extent permitted by law, each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 5.

(d) The consents to jurisdiction set forth in this Section 10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10 and shall not be deemed to confer rights on any person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof and injunctive and other equitable relief, in addition to any other remedy at law or equity, without posting any bond or other undertaking.

13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

14. Further Assurances. Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to perform its obligations under this Agreement.

15. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

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IN WITNESS WHEREOF, the Company and Stockholder have executed or caused to be executed this Agreement as of the date first written above.

THE ARENA GROUP HOLDINGS, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinson
Title:	Chief Executive Officer

Notice to the Company:

The Arena Group Holdings, Inc.
200 Vesey Street, 24th Floor
New York, NY 12081
Attention: Legal Department
legal@thearenagroup.net

With a copy (which does not constitute notice) to:

Fenwick & West LLP
555 California Street, #12
San Francisco, CA 94104
Attention: Samuel Angus; Victoria Lupu
E-mail: sangus@fenwick.com; vlupu@fenwick.com

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the Company and Stockholder have executed or caused to be executed this Agreement as of the date first written above.

SIMPLIFY INVENTIONS, LLC

By:	/s/ Manoj Bhargava
Name:	Manoj Bhargava
Title:	Manager

Notice to Stockholder:

Simplify Inventions, LLC
Farmington Hills, MI 48331
Attention:	Christopher Fowler
Email:	(***)

With a copy (which does not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017
Attention:	Oscar N. Pinkas
Email:	pinkaso@gtlaw.com

[Signature Page to Voting Agreement]